Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-257477) on Form S-8 of Bright Health Group, Inc. of our report dated March 17, 2021, except for the effects of the stock split as discussed in the second paragraph in Note 1 as to which the date is June 4, 2021, relating to the consolidated financial statements of Bright Health Group, Inc., appearing in this Annual Report on Form 10-K of Bright Health Group, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP
Chicago, Illinois
March 18, 2022